UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 29, 2013

Respect Your Universe, Inc.
(Exact name of registrant as specified in its charter)

NEVADA	333-166171	20-0641026
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

818 North Russell Street Portland, OR	97227
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (503) 766-6420

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

a.           On April 30, 2013, the board of directors of Respect Your Universe, Inc. (the “Company”) appointed Craig Brod as (i) its Chief Executive Officer and (ii) a director of the Company, filling a vacancy on the board.

Mr. Brod, 64, is a principal at Just Cause Investors, Inc., a consulting firm specializing in retail development, strategic planning and innovation for businesses in the US and Asia. Prior to this, Mr. Brod was Executive Vice-President for WPI-Koll real estate where he was responsible for store mix, merchandising concepts and brand development for 3 million square feet of retail in Japan with projects valued at $3billion. Additionally, Mr. Brod was a founder of Imaginarium Toy Centers, Inc., a national chain of educational toy stores, and received his Ph.D. from Saybrook Institute, San Francisco, California in Clinical and Organizational Psychology.

b.           On April 30, 2013, the board of directors of the Company appointed Dale Wallster as a director of the Company, filling a vacancy on the board.

Mr. Wallster, 56, is Chief Executive Officer and Secretary of Datum Ventures Inc.  Prior to this, Mr. Wallster founded Roughrider Uranium Corp. in January 2003. Since then, Mr. Wallster served as President and Director of Roughrider Uranium Corp., including while it was a wholly-owned subsidiary of Hathor Exploration Limited from July 2006 to February 2008. He also has been a director of Thunderstruck Resources Ltd. since October 27, 2011, Datum Ventures Inc. since February 16, 2011 and Kivalliq Energy Corp. since January 19, 2012. He holds a Bachelor of Science in Geology (Honours) from the University of Western Ontario in 1979.

c.           On April 29, 2013, David Campisi resigned as chairman and chief executive officer of the Company.

d.           On April 30, 2013, David Howitt resigned as director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Respect Your Universe, Inc.

Dated:	April 30, 2013

By:	/s/ Aaron Loreth
Aaron Loreth
Chief Financial Officer